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                                                                     Exhibit 8


                  [LETTERHEAD OF SAUL EWING REMICK & SAUL LLP]


                                February 4, 2000



inTEST Corporation
2 Pin Oak Lane
Cherry Hill, New Jersey 08003


                  Re: Certain Federal Income Tax Consequences of the Agreement and Plan of Merger and Reorganization among inTEST Corporation, Temptronic Corporation and Temptronic Corporation

Gentlemen:

                  We have acted as counsel to inTEST Corporation, a Delaware corporation ("inTEST"), in connection with the proposed merger (the "Merger") of Temptronic Corporation, a Massachusetts Corporation (the "Company") with and into Temptronic Corporation, a Delaware corporation ("Merger Sub"), pursuant to the terms of the Agreement and Plan of Merger and Reorganization among the Company, inTEST and Merger Sub dated as of January 4, 2000 (the "Merger Agreement"), and as further described in the Registration Statement on Form S-4 filed by inTEST with the Securities and Exchange Commission (the "Registration Statement").

                  This opinion is being rendered pursuant to your request and in accordance with Section 9 of the Merger Agreement. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Merger Agreement.

                  In rendering the opinion set forth below, we have relied upon certain written representations and covenants of the Company and of inTEST ("Representation Certificates"), as well as those representations set forth in Sections 5 and 6 of the Merger Agreement. In connection with this opinion, we have examined and are relying upon (without any independent examination or review) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:
(i) the Merger Agreement, (ii) the Representation Certificates, (iii) the Registration Statement, and (iv) such other instruments and documents as we have deemed necessary or appropriate in order to enable us to render the opinion below.


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                                      FACTS

                  Pursuant to the Merger Agreement, the Company will merge with and into Merger Sub. Merger Sub will be the surviving corporation and will continue to be a wholly-owned subsidiary of inTEST following the Merger.

                                    OPINIONS

                  In connection with the opinions set forth below with respect to the Merger, we have reviewed and relied upon the following documents:

                  (i) The charter, bylaws and directors' and stockholders' resolutions of the Company;

                  (ii) The charter, bylaws, organizational documents and directors' resolutions of Merger Sub and inTEST;

                  (iii) The Merger Agreement between inTEST, Merger Sub and the Company;

                  (iv) Articles of Merger which will be filed in Massachusetts and Delaware;

                  (v) Certificates of Officers of both inTEST and the Company;
and

                  (vi) Such other documents as we have deemed relevant or appropriate to our opinion.

                  In rendering this opinion, we have relied upon the accuracy and authenticity of the information contained in such documents. This opinion is further based upon the following assumptions which we have made with your consent and upon which we are relying:

                  (i) The Company shareholders will receive shares of inTEST voting common stock in exchange for their shares of the Company voting common stock surrendered in the exchange based upon a formula provided in the Merger Agreement;

                  (ii) Immediately following the transaction, Merger Sub will possess all of the assets and liabilities as possessed by the Company immediately prior to the transaction;


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                  (iii) Merger Sub will continue the historic business of the
Company or will use a significant portion of the Company's assets in the continuing business of Merger Sub and inTEST; and

                  (iv) The Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof).

                  Based upon the foregoing facts, documents and assumptions, it is our opinion that for U.S. federal income tax purposes:

                  (i) The merger of the Company into Merger Sub will constitute a "reorganization" within the meaning of Sections 368 (a) (1) (A) and 368 (a)
(2) (D) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Company, Merger Sub and inTEST will each be a party to the "reorganization" within the meaning of Section 368(b) of the Code;

                  (ii) No gain or loss will be recognized by the Company, Merger Sub or inTEST as a result of the Merger;

                  (iii) No gain or loss will be recognized by the Company stockholders upon the exchange of their shares of the Company voting common stock solely for shares of inTEST voting common stock pursuant to the Merger;

                  (iv) The aggregate tax basis of the shares of inTEST voting common stock received solely in exchange for shares of the Company voting common stock pursuant to the Merger will be the same as the aggregate tax basis of the shares of the Company voting common stock exchanged therefor;

                  (v) The holding period for the shares of inTEST voting common stock received in exchange for shares of the Company voting common stock pursuant to the Merger will include the holding period of the shares of the Company voting common stock exchanged therefor, provided such shares of the Company voting common stock were held as capital assets by the stockholder at the effective date of the Merger;

                  (vi) The payment of cash in lieu of fractional share interests of inTEST voting common stock will be treated as if the fractional share interests were distributed as part of the Merger and then redeemed by inTEST. Such cash payments will be treated as having been received as a distribution in full payment in exchange for the fractional share interest redeemed, as provided in Section 302(a) of the Code;

                  (vii) Any Company shareholder who dissents to the transaction and receives only cash in exchange for the Company voting common stock will be treated as receiving a distribution in redemption of the Company voting common stock subject to the provisions and limitations of Section 302 of the Code.
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                  (viii) As provided in Section 381(c)(2) of the Code and
related Treasury Regulations, Merger Sub will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of the Company as of the Merger. Any deficit in the earnings and profits of Merger Sub or the Company will be used only to offset the earnings and profits accumulated after the Merger; and

                  (ix) Pursuant to Section 381(a) of the Code and related Treasury Regulations, Merger Sub will succeed to and take into account the items of the Company described in Section 381(c) of the Code. Such items will be taken into account by Merger Sub subject to the conditions and limitations of Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.

                  In addition, we confirm that the discussion of the material United States federal income tax consequences under the caption "Material Federal Income Tax Consequences" (the "Tax Section") reflects our opinion regarding the material federal income tax consequences of the Merger.

                  The above opinions are based solely upon the documents, facts and assumptions stated above. Any inaccuracy in, or breach of, any of the aforementioned agreements, documents or assumptions, or any change after the date hereof in the applicable law could adversely affect our opinion. Furthermore, the tax consequences described above may not be applicable to stockholders subject to special treatment under certain federal income tax laws, such as foreign holders or holders whose stock was acquired pursuant to the exercise of an option.

                  No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state or local tax law. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes in federal income law or administrative practice that may affect our opinion after the effective date of the Merger.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our Firm in the Tax Section. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

                                         Very truly yours,



                                         /s/ Saul, Ewing, Remick & Saul LLP
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